ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                           CLICK AND CALL CORPORATION

The undersigned, being one hundred percent of the directors of CLICK AND CALL CORPORATION (the "Corporation"), for purposes of amending the Articles of Incorporation, pursuant to Florida Statutes Section 607.1005, so as to change the name of the Corporation and change the capital structure of the CORPORATION, does hereby certify as follows:

1. The name of the Corporation is CLICK AND CALL CORPORATION."

2. The Certificate of Incorporation of the corporation is hereby amended by deleting Article I thereof in its entirety and by substituting in lieu thereof the following new Article I.

                                   "ARTICLE I

The name of this Corporation is:

START CALL.COM, INC.

3. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article V thereof in its entirety and by substituting in lieu thereof the following new Article V:

                                   "ARTICLE V

The aggregate number of shares which this corporation shall have authority to issue is the total sum of FIFTY MILLION (50,000,000) each shares having a individual par value of $.001. All of which shall be of the same common class."

4. The aforesaid Amendment was adopted prior to the issuance of the stock of the Corporation.

IN WITNESS WHEREOF, the Corporation, by the undersigned, has executed these Articles of Amendment to the Articles of Incorporation of the 5th day of June 2000.

/s/ Antoinio Tremonio                /s/ Sean Kanov,
------------------------             -----------------------
Director and President               Director and Controller

/s/ Sylvio Martini,
------------------------
Director